As filed with the Securities and Exchange Commission on May 10, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	93-0256820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

121 SW Salmon Street
Portland, Oregon 97204
Tel: 503-464-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Portland General Electric Company 2007 Employee Stock Purchase Plan
(Full title of the plan)

Angelica Espinosa
Vice President, General Counsel
Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
Tel: 503-464-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Accelerated filer □
Non-accelerated filer □ Smaller reporting company □
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

EXPLANATORY NOTE

On April 19, 2024, the shareholders of Portland General Electric Company (the “Company”) approved an amendment and restatement of the Company’s 2007 Employee Stock Purchase Plan (as amended, the “Plan”), increasing the maximum shares of stock available for issuance thereunder by 500,000 shares (the “Additional Shares”). This registration statement on Form S-8 is being filed in order to register such Additional Shares which may be offered and sold to participants under the Plan. Pursuant to General Instruction E of Form S-8, the contents of the registration statements on Form S-8 previously filed on May 7, 2007 (No. 333-142694), and March 17, 2009 (No. 333-158059) respectively, are incorporated by reference herein and made a part hereof, except as supplemented, amended or superseded by the information set forth below.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

a.The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 20, 2024 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b.The Company’s Current Reports on Form 8-K, filed with the Commission on February 23, 2024, February 29, 2024, and April 24, 2024;

c.All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the 2023 fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

d.The description of the Company’s common stock contained in Exhibit 4.6 to the Company’s Annual Report on Form 10-K (No. 001-05532) for the fiscal year ended December 31, 2019, filed with the Commission on February 14, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. The Company is not incorporating by reference any documents or portions thereof whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is considered “filed” under the Exchange Act or is to be incorporated by reference in this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the common stock to be offered under the above-referenced plan will be passed upon by Angelica Espinosa, Vice President and General Counsel of Portland General Electric Company. Ms. Espinosa owns, or may have the right to acquire, shares of Portland General Electric Company common stock.

Item 6. Indemnification of Directors and Officers.

Section 60.394 of the Oregon Business Corporation Act (the “OBCA”) provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Section 60.407 of the OBCA provides that unless limited by its articles of incorporation an officer of the corporation is entitled to the same mandatory indemnification under Section 60.394 as a director. The Company’s Amended and Restated Articles of Incorporation (the “Charter”) do not limit the indemnification provided under Section 60.394 or Section 60.407 of the OBCA. Article VII of the Company’s Charter provides that, to the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for conduct as a director.

Section 60.391 of the OBCA authorizes a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Indemnification is not permitted under Section 60.391 (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Article VIII of the Charter provides that the Company may indemnify to the fullest extent permitted by law any person who is made or threatened to be made a party to, witness in, or otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit, or proceeding by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company or any of its subsidiaries, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974, as amended, with respect to any employee benefit plan of the Company or any of its subsidiaries, or serves or served at the request of the Company as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, and Section 6.1 of the Company’s Fifth Amended and Restated Bylaws (the “Bylaws”) provide that the Company shall indemnify, to the fullest extent not prohibited by applicable law each current or former officer or director who is made or threatened to be made a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit, or proceeding by or in the right of the Company) by reason of the fact that the person is or was acting as a director, officer or agent of the Company or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974, as amended, with respect to any employee benefit plan of the Company, or serves or served at the request of the Company as a director, officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.

In addition, Section 60.411 of the OBCA provides that a corporation (i) may purchase and maintain insurance on behalf of an individual against liability asserted against or incurred by the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and (ii) may purchase and maintain the insurance even if the corporation has no power to indemnify the individual against the same liability under Section 60.391 or Section 60.394. Section 6.8 of the Company’s Bylaws provides that, to the fullest extent permitted by the OBCA, the Company, upon approval by the board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article VI of the Bylaws.

The Company has procured Directors and Officers Liability insurance. The coverage provided by these policies indemnify the Company to protect it against liability assumed or incurred under the above indemnification provisions, including defense provisions, on behalf of the directors and officers against loss arising from any civil claim or claims by reason of any wrongful act done or alleged to have been done while acting in their respective capacities as directors or officers. The policies also provide direct coverage to the directors and officers against certain liabilities, including liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company. The policies exclude claims brought about or contributed to by dishonest, fraudulent, criminal or malicious acts or omissions by directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
No. Description

3.1	Third Amended and Restated Articles of Incorporation of Portland General Electric Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 9, 2014)
3.2	Twelfth Amended and Restated Bylaws of Portland General Electric Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-Q filed October 27, 2023)
5.1*	Opinion of Angelica Espinosa, Senior Vice President and Chief Legal and Compliance Officer of Portland General Electric Company
10.1
Portland General Electric Company’s 2007 Employee Stock Purchase Plan, effective as of April 19, 2024 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on Schedule 14A on March 6, 2024)

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP
23.2*	Consent of Counsel (see Exhibit 5.1 above)
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fee Table
* Filed herewith

Item 9. Undertakings.

a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Portland, Oregon on May 10, 2024.

PORTLAND GENERAL ELECTRIC COMPANY

By:	/s/ Joseph R. Trpik
Joseph R. Trpik
Senior Vice President, Finance and Chief
Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Angelica Espinosa and Sujata Pagedar, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution , for such person and his or her name, place and stead in any and all capacities, to sign any and all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2024.

Name                         Title

/s/ Maria Pope
President, Chief Executive Officer and Director
Maria Pope (Principal Executive Officer)

/s/ Joseph R. Trpik
Senior Vice President, Finance and Chief
Joseph R. Trpik Financial Officer
(Principal Financial and Accounting Officer)

/s/ Dawn Farrell
             Director
Dawn Farrell

/s/ Marie Oh Huber
Director
Marie Oh Huber

/s/ Kathryn Jackson
Director
Kathryn Jackson

/s/ Michael Lewis
Director
Michael Lewis

/s/ Michael Millegan
Director
Michael Millegan

/s/ John O’Leary
Director
John O’Leary

/s/ Patricia Pineda
Director
Patricia Pineda

/s/ James Torgerson
Director
James Torgerson